Exhibit 99.1

MSCI Inc. Reports Fourth Quarter and Full Year 2013 Financial Results

NEW YORK--(BUSINESS WIRE)--February 6, 2014--MSCI Inc. (NYSE:MSCI), a leading global provider of investment decision support tools, including indexes, portfolio risk and performance analytics and corporate governance services, today announced results for the fourth quarter and full year ended December 31, 2013.

(Note: Percentage changes are referenced to the comparable period in 2012, unless otherwise noted.)

  Operating revenues increased 8.3% to $267.6 million for fourth quarter 2013 and 9.0% to $1.0 billion for full year 2013.
  Net income declined 13.2% to $47.3 million for fourth quarter 2013. Net income for the quarter was negatively impacted by higher income tax expense and non-recurring expenses. For full year 2013, net income grew 20.8% to $222.6 million.
  Diluted EPS for fourth quarter 2013 declined 11.4% to $0.39. Full year 2013 Diluted EPS increased 23.6% to $1.83.
  Adjusted EBITDA1 fell 2.2% to $114.0 million for fourth quarter 2013, reflecting a margin of 42.6%. For full year 2013, Adjusted EBITDA grew 4.4% to $453.5 million, reflecting a margin of 43.8%.
  Fourth quarter 2013 Adjusted EPS2 declined 7.7% to $0.48. Full year 2013 Adjusted EPS rose 11.3% to $2.16.
  Run Rate grew 8.6% to $1.1 billion for fourth quarter 2013, driven by subscription growth of 6.2%. Asset-based fees grew 24.6%.
  MSCI will enter into another $100 million accelerated share repurchase (“ASR”) agreement, which will complete the December 2012 $300 million buyback authorization. The Board of Directors also authorized the repurchase of an additional $300 million in shares.
Table 1: MSCI Inc. Selected Financial Information (unaudited)

	Three Months Ended		Change from	Year Ended		Change From
	December 31,	December 31,	December 31,	December 31,	December 31,	December 31,
In thousands, except per share data	2013	2012	2012	2013	2012	2012
Operating revenues	$267,622	$247,080	8.3%	$1,035,667	$950,141	9.0%
Operating expenses	176,251	151,773	16.1%	664,161	603,205	10.1%
Net income	47,257	54,452	(13.2%)	222,557	184,238	20.8%
% Margin	17.7%	22.0%		21.5%	19.4%
Diluted EPS	$0.39	$0.44	(11.4%)	$1.83	$1.48	23.6%

Adjusted EPS[2]	$0.48	$0.52	(7.7%)	$2.16	$1.94	11.3%
Adjusted EBITDA[1]	$113,994	$116,567	(2.2%)	$453,467	$434,460	4.4%
% Margin	42.6%	47.2%		43.8%	45.7%

[1] Net Income before income taxes, other expense (income), net, non-recurring stock-based compensation, depreciation, amortization, strategic review expenses, the lease exit charge and restructuring costs. See Table 13 titled "Reconciliation of Adjusted EBITDA to Net Income (unaudited)" and information about the use of non-GAAP financial information provided under "Notes Regarding the Use of Non-GAAP Financial Measures."

[2] Per share net income before after-tax impact of non-recurring stock-based compensation, amortization of intangibles, debt repayment and refinancing expenses, strategic review expenses, the lease exit charge and restructuring costs. See Table 14 titled "Reconciliation of Adjusted Net Income and Adjusted EPS to Net Income and EPS (unaudited)" and information about the use of non-GAAP financial information provided under "Notes Regarding the Use of Non-GAAP Financial Measures."

“MSCI’s Run Rate grew by 9% in the fourth quarter, an indication that our efforts to broaden our ETF relationships, introduce new factor indexes, enhance our risk measurement analytics and deepen our engagement with clients around the world are having an impact on our operating results,” Henry A. Fernandez, Chairman and CEO, said.

“Our success resulted in part from the investments in our sales, client service, and product development teams that we made over the course of 2013 as well as in years past. As the operating environment continues to improve, we believe our clients’ need for MSCI’s investment decision support tools will only increase. We intend to make the investments necessary to stay ahead of their increasing demands and are confident that our investment program will put MSCI on track for additional growth,” he added.

“We have repurchased more than $200 million of MSCI shares since December of 2012 and announced another $100 million share repurchase program today. We remain committed to returning excess capital to our shareholders,” Mr. Fernandez concluded.

Summary of Results for Fourth Quarter 2013 Compared to Fourth Quarter 2012

Operating Revenues – See Table 4

Operating revenues for the three months ended December 31, 2013 (“fourth quarter 2013”) increased $20.5 million, or 8.3%, to $267.6 million compared to $247.1 million for the three months ended December 31, 2012 (“fourth quarter 2012”). For the purposes of analyzing revenue trends, organic growth percentages are calculated using comparable operating results. Accordingly, organic growth percentages for the fourth quarter 2013 reflect the results of IPD Group Limited (“IPD”), which was acquired on November 30, 2012, for the months of December 2012 and December 2013, and exclude the results of Investor Force Holdings, Inc. (“InvestorForce”), which was acquired on January 29, 2013, and the CFRA product line, which was sold on March 31, 2013. On an organic basis, operating revenues grew by 5.9%.

Fourth quarter 2013 recurring subscription revenues rose $19.7 million, or 9.8%, to $221.7 million and rose 6.8% on an organic basis. Asset-based fees increased $1.1 million, or 2.8%, to $39.2 million and non-recurring revenues fell $0.2 million to $6.7 million.

Performance and Risk segment revenues rose $20.9 million, or 9.7%, to $236.9 million and rose 5.8% on an organic basis. The increase was primarily driven by higher revenues from index and environmental, social and governance (“ESG”) products and risk management analytics.

  Index and ESG products: Index and ESG product revenues increased $15.6 million, or 13.3%, to $133.0 million. Subscription revenues grew by $14.5 million, or 18.3%, to $93.8 million, driven by growth in revenues from equity index benchmark products and the acquisition of IPD. On an organic basis, index and ESG subscription revenue growth was 10.9%.

  Revenues attributable to equity index asset-based fees rose $1.1 million, or 2.8%, to $39.2 million, largely as a result of higher revenues from non-ETF passive funds. In addition, a change in the mix of ETFs linked to MSCI indexes more than offset a decline of $55.1 billion, or 14.6%, in average assets under management (“AUM”) in ETFs linked to MSCI indexes. Excluding the $5.9 million in asset-based fees linked to certain Vanguard ETFs that transitioned during 2013, asset-based fees would have grown by 21.4%.
  Risk management analytics: Revenues related to risk management analytics products increased $8.7 million, or 13.0%, to $75.3 million. On an organic basis, revenues grew by 9.1%, driven by higher revenues from the RiskManager product, reflecting higher sales and the timing of client implementations, and higher revenues from hedge fund transparency products.
  Portfolio management analytics: Revenues related to portfolio management analytics products declined $3.1 million, or 10.8%, to $25.5 million as a result of lower sales and elevated cancellations of equity analytics products in prior periods as well as lower fixed income analytics revenues.
  Energy and commodity analytics: Revenues from energy and commodity analytics products were $3.1 million, a decline of $0.2 million, or 6.2%.

Governance segment revenues fell $0.4 million, or 1.2%, to $30.8 million for fourth quarter 2013, as the loss of revenues resulting from the sale of the CFRA product line more than offset organic growth. On an organic basis, Governance segment revenues rose 7.1%, driven by higher revenues from executive compensation data and analytics products and securities class action services.

Operating Expenses – See Table 6

Total operating expenses rose $24.5 million, or 16.1%, to $176.3 million.

  Compensation costs: Total compensation costs rose $14.1 million, or 15.1%, to $108.0 million for fourth quarter 2013, driven primarily by increased costs from the acquisitions of IPD and InvestorForce and increased hiring, partly offset by the sale of the CFRA product line.
  Non-compensation costs excluding depreciation and amortization, the lease exit charge and strategic review expenses: Non-compensation costs rose $8.6 million, or 23.2%, to $45.7 million for fourth quarter 2013. The increase in non-compensation costs reflects the impact of the acquisitions of IPD and InvestorForce as well as increased recruiting, information technology, occupancy and travel expenses, among other items.
  Depreciation and amortization: Amortization of intangible assets expense totaled $14.8 million for fourth quarter 2013, a decline of 4.3% compared to fourth quarter 2012, primarily due to certain intangibles becoming fully amortized since the prior period, partially offset by additional amortization related to the IPD and InvestorForce acquisitions. Depreciation and amortization of property, equipment and leasehold improvements rose $1.1 million, or 21.1%, to $6.0 million.
  Strategic review expenses: MSCI incurred $1.8 million of expenses as a result of the previously announced decision to explore strategic alternatives for its Governance segment.

Other Expense (Income), Net

Other expense (income), net for fourth quarter 2013 was $6.8 million, a decline of $0.2 million from fourth quarter 2012. Fourth quarter 2013 expense included $1.4 million of debt refinancing expenses related to the credit facility extension. Excluding the impact of the debt refinancing expenses, other expense (income), net declined $1.6 million, driven primarily by lower interest rates and lower indebtedness.

Provision for Income Taxes

The provision for income tax expense was $37.3 million for fourth quarter 2013, up $3.4 million, or 10.2%, from fourth quarter 2012. MSCI increased its fourth quarter 2013 tax expense to reflect a higher than anticipated full year 2013 tax rate. As a result, the effective tax rate for fourth quarter 2013 was 44.1% versus 38.3% a year ago.

Net Income and Earnings per Share – See Table 14

Net income fell $7.2 million, or 13.2%, to $47.3 million for fourth quarter 2013. The net income margin fell to 17.7% from 22.0% as a result of the lower operating profit. Diluted EPS was $0.39, down $0.05, or 11.4%, as a 2.5% decline in weighted average shares outstanding partially offset the impact of lower net income. Adjusted net income, which excludes the after-tax impact of non-recurring stock-based compensation, amortization of intangible assets, debt repayment and refinancing expenses, strategic review expenses, and the lease exit charge fell $6.5 million, or 10.2%, to $57.7 million. Adjusted EPS, which excludes the after-tax, per diluted share impact of non-recurring stock-based compensation, amortization of intangible assets, debt repayment and refinancing expenses, strategic review expenses, the lease exit charge and restructuring costs totaling $0.09, fell $0.04, or 7.7%, to $0.48.

See Table 14 titled “Reconciliation of Adjusted Net Income and Adjusted EPS to Net Income and EPS (unaudited)” and “Notes Regarding the Use of Non-GAAP Financial Measures” below.

Adjusted EBITDA – See Table 13

Adjusted EBITDA, which excludes income taxes, other expense (income), net, non-recurring stock-based compensation, depreciation, amortization, strategic review expenses, the lease exit charge and restructuring costs was $114.0 million, down $2.6 million, or 2.2%, from fourth quarter 2012. The Adjusted EBITDA margin declined to 42.6% from 47.2%.

By segment, Adjusted EBITDA for the Performance and Risk segment declined $3.2 million, or 3.0%, to $104.3 million for fourth quarter 2013. The Adjusted EBITDA margin for this segment fell to 44.0% from 49.8% as a result of the impact of acquisitions and rising expenses resulting from MSCI’s investment programs. Adjusted EBITDA for the Governance segment increased $0.6 million, or 7.0%, to $9.7 million and the Adjusted EBITDA margin rose to 31.5% from 29.1%.

See Table 13 titled “Reconciliation of Adjusted EBITDA to Net Income (unaudited)” and “Notes Regarding the Use of Non-GAAP Financial Measures” below.

Summary of Results for Full Year Ended December 31, 2013
Compared to Full Year Ended December 31, 2012

Operating Revenues – See Table 5

Total operating revenues for the full year ended December 31, 2013 (“full year 2013”) increased $85.5 million, or 9.0%, to $1,035.7 million compared to $950.1 million for the full year ended December 31, 2012 (“full year 2012”). Subscription revenues rose $76.4 million, or 9.7%, to $860.7 million, while asset-based fees rose $8.6 million, or 6.1%, to $149.5 million. Non-recurring revenues rose $0.5 million to $25.5 million. On an organic basis, total operating revenues grew by 4.4%.

Performance and Risk segment revenues rose $86.4 million, or 10.4%, to $913.4 million for full year 2013, and by 4.2% on an organic basis. Index and ESG products and risk management analytics revenues grew 16.9% and 7.3%, respectively, for full year 2013, or organically by 7.3% and 3.9%, respectively. Portfolio management analytics revenues fell 9.2%. Energy and other commodity analytics revenues increased $3.3 million, or 36.6%, primarily as a result of a $5.2 million non-cash cumulative revenue reduction to correct an error that was recorded in first quarter 2012.

Governance segment revenues were $122.3 million, down slightly versus full year 2012. On an organic basis, revenue grew by 5.6%.

Operating Expenses – See Table 7

Total operating expenses increased $61.0 million, or 10.1%, to $664.2 million for full year 2013 compared to full year 2012 driven primarily by the acquisitions of IPD and InvestorForce. The increase largely reflects increases of $46.5 million, or 12.5%, in total compensation expenses and $15.9 million, or 10.8%, in total non-compensation expenses.

Other Expense (Income), Net

Other expense (income), net for full year 2013 was $25.9 million, a decline of $31.6 million, or 55.0%, from full year 2012. Excluding the impact of debt refinancing expenses of $1.4 million for full year 2013 and $20.6 million for full year 2012, other expense (income), net declined $12.4 million, or 33.6% primarily as a result of a lower cost of debt as well as lower levels of indebtedness.

Provision for Income Taxes

The provision for income tax expense was $123.1 million for full year 2013, up $17.9 million, or 17.0%, from full year 2012. The effective tax rate was 35.6% for full year 2013, versus 36.3% a year ago.

Net Income and Earnings per Share – See Table 14

Net income increased $38.3 million, or 20.8%, to $222.6 million and the net income margin increased to 21.5% from 19.4%. Diluted EPS rose 23.6% to $1.83 from $1.48.

Adjusted net income, which excludes the after-tax impact of non-recurring stock-based compensation expense, amortization of intangible assets, debt repayment and refinancing expenses, strategic review expenses, the lease exit charge and restructuring costs totaling $39.3 million, rose $20.7 million, or 8.6%, to $261.9 million. Adjusted EPS, which excludes the after-tax, per diluted share impact of non-recurring stock-based compensation, amortization of intangible assets, debt repayment and refinancing expenses, strategic review expenses, the lease exit charge and restructuring costs totaling $0.33, rose 11.3% to $2.16 for full year 2013.

See Table 14 titled “Reconciliation of Adjusted Net Income and Adjusted EPS to Net Income and EPS (unaudited)” and “Notes Regarding the Use of Non-GAAP Financial Measures” below.

Adjusted EBITDA – See Table 13

Adjusted EBITDA was $453.5 million, an increase of $19.0 million, or 4.4%, from full year 2012. Adjusted EBITDA margin fell to 43.8% from 45.7%.

By segment, Adjusted EBITDA for the Performance and Risk segment increased $14.6 million, or 3.6%, to $419.3 million from full year 2012. Adjusted EBITDA margin declined to 45.9% for full year 2013 from 48.9% for full year 2012. Adjusted EBITDA for the Governance segment rose $4.4 million, or 14.7%, to $34.2 million for full year 2013. The Adjusted EBITDA margin for the Governance segment was 28.0%, up from 24.2% for full year 2012.

See Table 13 titled “Reconciliation of Adjusted EBITDA to Net Income (unaudited)” and “Notes Regarding the Use of Non-GAAP Financial Measures” below.

Key Operating Metrics – See Tables 10, 11, 12

Total Run Rate grew by $83.0 million, or 8.6%, to $1,050.4 million as of December 31, 2013 compared to December 31, 2012. Total subscription Run Rate grew by $51.7 million, or 6.2%, to $892.1 million as of December 31, 2013 compared to December 31, 2012. On an organic basis, which includes IPD and excludes InvestorForce and CFRA product line, total subscription Run Rate grew by 6.1%. Changes in foreign currency rates had only a nominal impact on the change in total Run Rate during the fourth quarter and versus the prior year.

Performance and Risk segment Run Rate grew by $84.7 million, or 10.0%, to $934.9 million. On an organic basis, Performance and Risk Run Rate grew by 8.8%.

  Index and ESG products: Index and ESG subscription Run Rate grew by $33.5 million, or 9.9%, to $371.5 million, driven primarily by growth in equity index benchmark and data products.

  Run Rate attributable to asset-based fees rose $31.2 million, or 24.6%, to $158.3 million. The increase was primarily driven by inflows and higher market performance in ETFs linked to MSCI indexes. The fourth quarter 2012 asset-based fee Run Rate excludes those Vanguard ETFs that later switched benchmarks.

  As of December 31, 2013, AUM in ETFs linked to MSCI indexes were $332.9 billion, down $69.4 billion, or 17.3%, from December 31, 2012 but up $30.3 billion, or 10.0%, from September 30, 2013. Of that $30.3 billion sequential increase, net inflows added an additional $19.4 billion and market gains accounted for $10.9 billion.

  If the AUM in those Vanguard ETFs which transitioned earlier in 2013 were excluded from the December 31, 2012 balance, AUM in MSCI-linked ETFs would have risen $69.1 billion, or 26.2%, compared to December 31, 2012.
  Risk management analytics: Run Rate related to risk management analytics products increased $28.5 million, or 10.9%, to $290.7 million. On an organic basis, risk management analytics Run Rate grew by 6.9%. MSCI benefited from solid growth in Run Rate from RiskManager and BarraOne. Changes in foreign currency positively benefited Run Rate by $1.2 million versus fourth quarter 2012 and by $0.7 million versus third quarter 2013.
  Portfolio management analytics: Run Rate related to portfolio management analytics products declined $6.7 million, or 6.1%, to $103.1 million. Year-over-year Run Rate was negatively impacted, in part, by product swaps totaling $1.1 million and by changes in foreign currency rates which lowered Run Rate by an additional $2.4 million. On a sequential basis, changes in foreign currency rates reduced portfolio management analytics Run Rate by $0.7 million.
  Energy and commodity analytics: Run Rate from energy and commodity analytics products declined to $11.3 million, down $1.8 million, or 13.9%, from fourth quarter 2012.

Governance Run Rate declined by $1.8 million, or 1.5%, to $115.5 million. On an organic basis, Run Rate grew by 6.6%, reflecting strong growth in the Run Rate of executive compensation data and analytics products and services.

Accelerated Share Repurchase Agreements

During fourth quarter 2013, MSCI settled the $100.0 million ASR agreement it had entered into on August 2, 2013, taking delivery of 0.5 million shares. MSCI repurchased a total of 5.4 million shares under the two ASR agreements into which it had previously entered.

MSCI will enter into a third ASR agreement with Morgan Stanley & Co. LLC (“Morgan Stanley”). Under this new ASR agreement, MSCI will pay Morgan Stanley $100.0 million in cash and receive an initial delivery of shares of its common stock on February 7, 2014. Additional shares may be delivered to MSCI at or prior to maturity of the ASR agreement, which MSCI anticipates will be no later than May 2014. This ASR agreement will complete the $300 million buyback program authorized by the Board of Directors in December 2012.

On February 4, 2014, MSCI’s Board of Directors authorized the repurchase of up to $300.0 million of additional shares. The $300.0 million authorization will be available for utilization from time to time at management’s discretion.

December 2013 Extension of Senior Credit Facility

During fourth quarter 2013, MSCI extended the maturity of its credit facility to December 12, 2018 from May 4, 2017. MSCI also amended the amortization schedule of required debt payments to significantly reduce the amount of scheduled repayments prior to maturity.

Conference Call Information

Investors will have the opportunity to listen to MSCI Inc.’s senior management review fourth quarter and full year 2013 results on Thursday, February 6, 2014 at 11:00 am Eastern Time. To listen to the live event, visit the investor relations section of MSCI's website, http://ir.msci.com/events.cfm, or dial 1-877-312-9206 within the United States. International callers dial 1-408-774-4001.

An audio recording of the conference call will be available on our website approximately two hours after the conclusion of the live event and will be accessible through February 8, 2014. To listen to the recording, visit http://ir.msci.com/events.cfm, or dial 1-855-859-2056 (passcode: 35536571) within the United States. International callers dial 1-404-537-3406 (passcode: 35536571).

About MSCI

MSCI Inc. is a leading provider of investment decision support tools to investors globally, including asset managers, banks, hedge funds and pension funds. MSCI products and services include indexes, portfolio risk and performance analytics, and governance tools.

MSCI’s flagship product offerings are: the MSCI indexes with approximately $7.5 trillion estimated to be benchmarked to them on a worldwide basis1; Barra multi-asset class factor models, portfolio risk and performance analytics; RiskMetrics multi-asset class market and credit risk analytics; IPD real estate information, indexes and analytics; MSCI ESG (environmental, social and governance) Research screening, analysis and ratings; ISS governance research and outsourced proxy voting and reporting services; and FEA valuation models and risk management software for the energy and commodities markets. MSCI is headquartered in New York, with research and commercial offices around the world. MSCI#IR

1As of March 31, 2013, as published by eVestment, Lipper and Bloomberg on July 31, 2013

For further information on MSCI, please visit our website at www.msci.com

Forward-Looking Statements

This earnings release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to future events or to future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. In some cases, you can identify forward-looking statements by the use of words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” or “continue,” or the negative of these terms or other comparable terminology. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond our control and that could materially affect actual results, levels of activity, performance, or achievements.

Other factors that could materially affect actual results, levels of activity, performance or achievements can be found in MSCI’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 filed with the Securities and Exchange Commission (“SEC”) on March 1, 2013, and in quarterly reports on Form 10-Q and current reports on Form 8-K filed with the SEC, and may also include the risks and uncertainties associated with the process of evaluating strategic alternatives, including whether any appropriate alternatives will be identified and, if identified, whether any such alternative will result in a consummated transaction. If any of these risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary significantly from what MSCI projected. Any forward-looking statement in this release reflects MSCI’s current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to MSCI’s operations, results of operations, growth strategy and liquidity. MSCI assumes no obligation to publicly update or revise these forward-looking statements for any reason, whether as a result of new information, future events, or otherwise, except as required by law.

Website and Social Media Disclosure

MSCI uses its website and corporate Twitter account (@MSCI_Inc) as channels of distribution of company information. The information we post through these channels may be deemed material. Accordingly, investors should monitor these channels, in addition to following our press releases, SEC filings and public conference calls and webcasts. In addition, you may automatically receive email alerts and other information about MSCI when you enroll your email address by visiting the “Email Alert Subscription” section at http://ir.msci.com/alerts.cfm?. The contents of MSCI’s website and social media channels are not, however, incorporated by reference into this earnings release.

Notes Regarding the Use of Non-GAAP Financial Measures

MSCI has presented supplemental non-GAAP financial measures as part of this earnings release. A reconciliation is provided that reconciles each non-GAAP financial measure with the most comparable GAAP measure. The presentation of non-GAAP financial measures should not be considered as alternative measures for the most directly comparable GAAP financial measures. These measures are used by management to monitor the financial performance of the business, inform business decision making and forecast future results.

Adjusted EBITDA is defined as net income before provision for income taxes, other expense (income), net, non-recurring stock-based compensation, depreciation and amortization of property, equipment and leasehold improvements, amortization of intangible assets, strategic review expenses, the lease exit charge and restructuring costs.

Adjusted net income and Adjusted EPS are defined as net income and EPS, respectively, before provision for non-recurring stock-based compensation, amortization of intangible assets, debt repayment and refinancing costs, strategic review expenses, the lease exit charge and restructuring costs, as well as for any related tax effects.

We believe that adjusting for strategic review expenses, the lease exit charge, restructuring costs and debt repayment and refinancing expenses is useful to management and investors because it allows for an evaluation of MSCI’s underlying operating performance. Additionally, we believe that adjusting for non-recurring stock-based compensation expenses, debt repayment and refinancing expenses and depreciation and amortization may help investors compare our performance to that of other companies in our industry as we do not believe that other companies in our industry have as significant a portion of their operating expenses represented by these items. We believe that the non-GAAP financial measures presented in this earnings release facilitate meaningful period-to-period comparisons and provide a baseline for the evaluation of future results.

Adjusted EBITDA, Adjusted net income and Adjusted EPS are not defined in the same manner by all companies and may not be comparable to other similarly titled measures of other companies.

Table 2: MSCI Inc. Condensed Consolidated Statements of Income (unaudited)

	Three Months Ended			Year Ended
	December 31,	December 31,	September 30,	December 31,	December 31,
In thousands, except per share data	2013	2012	2013	2013	2012

Operating revenues	$267,622	$247,080	$258,238	$1,035,667	$950,141

Operating expenses
Cost of services	84,727	74,191	80,040	328,311	288,075
Selling, general and administrative	70,722	57,172	65,380	255,345	233,183
Restructuring costs	-	-	-	-	(51)
Amortization of intangible assets	14,760	15,421	14,448	58,203	63,298
Depreciation and amortization of property, equipment and leasehold improvements	6,042	4,989	5,934	22,302	18,700
Total operating expenses	$176,251	$151,773	$165,802	$664,161	$603,205

Operating income	$91,371	$95,307	$92,436	$371,506	$346,936
Operating margin	34.1%	38.6%	35.8%	35.9%	36.5%

Interest income	(261)	(242)	(265)	(1,031)	(954)
Interest expense	6,914	7,178	5,827	26,265	56,428
Other expense (income)	154	56	627	651	2,053
Other expenses (income), net	$6,807	$6,992	$6,189	$25,885	$57,527

Income before taxes	84,564	88,315	86,247	345,621	289,409

Provision for income taxes	37,307	33,863	30,937	123,064	105,171
Net income	$47,257	$54,452	$55,310	$222,557	$184,238
Net income margin	17.7%	22.0%	21.4%	21.5%	19.4%

Earnings per basic common share	$0.40	$0.44	$0.46	$1.85	$1.50
Earnings per diluted common share	$0.39	$0.44	$0.46	$1.83	$1.48

Weighted average shares outstanding used in computing earnings per share

Basic	118,828	122,082	119,607	120,100	122,023
Diluted	119,877	122,995	120,578	121,074	123,204

Table 3: MSCI Inc. Selected Balance Sheet Items (unaudited)

	As of
	December 31,	September 30,	December 31,
In thousands	2013	2013	2012

Cash and cash equivalents	$358,434	$283,750	$183,309
Short-term investments	-	-	70,898
Accounts receivable, net of allowances	169,490	179,920	153,557

Deferred revenue	$319,735	$334,094	$308,022
Current maturities of long-term debt	19,772	54,130	43,093
Long-term debt, net of current maturities	788,010	753,285	811,623

Table 4: Quarterly Operating Revenues by Product Category and Revenue Type (unaudited)

	Three Months Ended			% Change from
	December 31,	December 31,	September 30,	December 31,	September 30,
In thousands	2013	2012	2013	2012	2013
Index and ESG products
Subscriptions	$93,771	$79,268	$92,815	18.3%	1.0%
Asset-based fees	39,200	38,138	36,801	2.8%	6.5%
Index and ESG products total	132,971	117,406	129,616	13.3%	2.6%
Risk management analytics	75,314	66,654	69,666	13.0%	8.1%
Portfolio management analytics	25,513	28,606	26,213	(10.8%)	(2.7%)
Energy and commodity analytics	3,066	3,270	3,113	(6.2%)	(1.5%)

Total Performance and Risk revenues	$236,864	$215,936	$228,608	9.7%	3.6%

Total Governance revenues	30,758	31,144	29,630	(1.2%)	3.8%

Total operating revenues	$267,622	$247,080	$258,238	8.3%	3.6%

Recurring subscriptions	$221,698	$202,001	$216,905	9.8%	2.2%
Asset-based fees	39,200	38,138	36,801	2.8%	6.5%
Non-recurring revenue	6,724	6,941	4,532	(3.1%)	48.4%
Total operating revenues	$267,622	$247,080	$258,238	8.3%	3.6%

Table 5: Full Year Operating Revenues by Product Category and Revenue Type (unaudited)

	Year Ended		% Change from
	December 31,	December 31,	December 31,
In thousands	2013	2012	2012
Index and ESG products
Subscriptions	$366,674	$300,630	22.0%
Asset-based fees	149,486	140,883	6.1%
Index and ESG products total	516,160	441,513	16.9%
Risk management analytics	279,353	260,276	7.3%
Portfolio management analytics	105,461	116,133	(9.2%)
Energy and commodity analytics
Recurring Energy and commodity analytics	12,390	14,271	(13.2%)
Correction[1]	-	(5,203)	n/m
Net energy and commodity analytics	12,390	9,068	36.6%

Total Performance and Risk revenues	$913,364	$826,990	10.4%

Total Governance revenues	122,303	123,151	(0.7%)

Total operating revenues	$1,035,667	$950,141	9.0%

Recurring subscriptions	$860,730	$784,331	9.7%
Asset-based fees	149,486	140,883	6.1%
Non-recurring revenue	25,451	24,927	2.1%
Total operating revenues	$1,035,667	$950,141	9.0%
n/m = not meaningful
[1] In first quarter 2012, MSCI recorded a non-cash $5.2 million cumulative revenue reduction to correct an error related to energy and commodity analytics revenues previously reported prior to January 1, 2012. MSCI’s previous policy had resulted in the immediate recognition of a substantial portion of the revenue related to a majority of its contracts rather than amortizing that revenue over the life of that contract, which is now the method of recognition.

Table 6: Quarterly Operating Expense Detail (unaudited)

	Three Months Ended			% Change from
	December 31,	December 31,	September 30,	December 31,	September 30,
In thousands	2013	2012	2013	2012	2013
Cost of services
Compensation	$62,057	$55,982	$58,751	10.9%	5.6%
Non-recurring stock based compensation	-	255	-	n/m	n/m
Total compensation	$62,057	$56,237	$58,751	10.3%	5.6%
Non-compensation	22,670	17,735	21,289	27.8%	6.5%
Lease exit charge[1]	-	219	-	n/m	n/m
Total non-compensation	22,670	17,954	21,289	26.3%	6.5%
Total cost of services	$84,727	$74,191	$80,040	14.2%	5.9%

Selling, general and administrative
Compensation	$45,904	$37,475	$44,495	22.5%	3.2%
Non-recurring stock based compensation	-	126	-	n/m	n/m
Total compensation	$45,904	$37,601	$44,495	22.1%	3.2%
Non-compensation	22,997	19,321	20,885	19.0%	10.1%
Strategic review expenses[2]	1,821	-	-	n/m	n/m
Lease exit charge[1]	-	250	-	n/m	n/m
Total non-compensation	24,818	19,571	20,885	26.8%	18.8%
Total selling, general and administrative	$70,722	$57,172	$65,380	23.7%	8.2%

Restructuring costs	-	-	-	n/m	n/m
Amortization of intangible assets	14,760	15,421	14,448	(4.3%)	2.2%
Depreciation and amortization of property, equipment and leasehold improvements	6,042	4,989	5,934	21.1%	1.8%
Total operating expenses	$176,251	$151,773	$165,802	16.1%	6.3%

Compensation	$107,961	$93,457	$103,246	15.5%	4.6%
Non-recurring stock-based compensation	-	381	-	n/m	n/m
Total compensation	$107,961	$93,838	$103,246	15.1%	4.6%
Non-compensation expenses	45,667	37,056	42,174	23.2%	8.3%
Strategic review expenses[2]	1,821	-	-	n/m	n/m
Lease exit charge[1]	-	469	-	n/m	n/m
Total non-compensation	47,488	37,525	42,174	26.6%	12.6%
Restructuring costs	-	-	-	n/m	n/m
Amortization of intangible assets	14,760	15,421	14,448	(4.3%)	2.2%
Depreciation and amortization of property, equipment and leasehold improvements	6,042	4,989	5,934	21.1%	1.8%
Total operating expenses	$176,251	$151,773	$165,802	16.1%	6.3%
n/m = not meaningful
[1] Fourth quarter 2012 included charges of $0.5 million, associated with an occupancy lease exit charge resulting from the consolidation of MSCI's New York offices.
[2] Fourth quarter 2013 included charges of $1.8 million associated with the previously announced decision to explore strategic alternatives for MSCI's Governance segment.

Table 7: Full Year Operating Expense Detail (unaudited)

	Year Ended		% Change from
	December 31,	December 31,	December 31,
In thousands	2013	2012	2012
Cost of services
Compensation	$243,725	$215,134	13.3%
Non-recurring stock based compensation	-	884	(100.0%)
Total compensation	$243,725	$216,018	12.8%
Non-compensation	84,729	70,314	20.5%
Lease exit charge[1]	(143)	1,743	n/m
Total non-compensation	84,586	72,057	17.4%
Total cost of services	$328,311	$288,075	14.0%

Selling, general and administrative
Compensation	$175,945	$156,288	12.6%
Non-recurring stock based compensation	-	897	(100.0%)
Total compensation	$175,945	$157,185	11.9%
Non-compensation	77,801	73,945	5.2%
Strategic review expenses[2]	1,821	-	n/m
Lease exit charge[1]	(222)	2,053	n/m
Total non-compensation	79,400	75,998	4.5%
Total selling, general and administrative	$255,345	$233,183	9.5%

Restructuring costs	-	(51)	(100.0%)
Amortization of intangible assets	58,203	63,298	(8.0%)
Depreciation and amortization of property,
equipment and leasehold improvements	22,302	18,700	19.3%
Total operating expenses	$664,161	$603,205	10.1%

Compensation	$419,670	$371,422	13.0%
Non-recurring stock-based compensation	-	1,781	(100.0%)
Total compensation	$419,670	$373,203	12.5%
Non-compensation expenses	162,530	144,259	12.7%
Strategic review expenses[2]	1,821	-	n/m
Lease exit charge[1]	(365)	3,796	n/m
Total non-compensation	163,986	148,055	10.8%
Restructuring costs	-	(51)	(100.0%)
Amortization of intangible assets	58,203	63,298	(8.0%)
Depreciation and amortization of property,
equipment and leasehold improvements	22,302	18,700	19.3%
Total operating expenses	$664,161	$603,205	10.1%
n/m = not meaningful
[1] Years ended 2013 and 2012 included a benefit of $0.4 million and a charge of $3.8 million, respectively, associated with an occupancy lease exit resulting from the consolidation of MSCI's New York offices.
[2] Full year 2013 included charges of $1.8 million associated with the previously announced decision to explore strategic alternatives for MSCI's Governance segment.

Table 8: Summary Quarterly Segment Information (unaudited)

	Three Months Ended			% Change from
	December 31,	December 31,	September 30,	December 31,	September 30,
In thousands	2013	2012	2013	2012	2013

Revenues:
Performance and Risk	$236,864	$215,936	$228,608	9.7%	3.6%
Governance	30,758	31,144	29,630	(1.2%)	3.8%
Total Operating revenues	$267,622	$247,080	$258,238	8.3%	3.6%

Operating Income:
Performance and Risk	88,055	90,620	88,172	(2.8%)	(0.1%)
Margin	37.2%	42.0%	38.6%
Governance	3,316	4,687	4,264	(29.3%)	(22.2%)
Margin	10.8%	15.0%	14.4%
Total Operating Income	$91,371	$95,307	$92,436	-4.1%	(1.2%)
Margin	34.1%	38.6%	35.8%

Adjusted EBITDA:
Performance and Risk	104,298	107,502	104,210	(3.0%)	0.1%
Margin	44.0%	49.8%	45.6%
Governance	9,696	9,065	8,608	7.0%	12.6%
Margin	31.5%	29.1%	29.1%
Total Adjusted EBITDA	$113,994	$116,567	$112,818	(2.2%)	1.0%
Margin	42.6%	47.2%	43.7%

Table 9: Summary Full Year Segment Information (unaudited)

	Year Ended		% Change from
	December 31,	December 31,	December 31,
In thousands	2013	2012	2012

Revenues:
Performance and Risk	$913,364	$826,990	10.4%
Governance	122,303	123,151	(0.7%)
Total Operating revenues	$1,035,667	$950,141	9.0%

Operating Income:
Performance and Risk	356,500	334,547	6.6%
Margin	39.0%	40.5%
Governance	15,006	12,389	21.1%
Margin	12.3%	10.1%
Total Operating Income	$371,506	$346,936	7.1%
Margin	35.9%	36.5%

Adjusted EBITDA:
Performance and Risk	419,278	404,644	3.6%
Margin	45.9%	48.9%
Governance	34,189	29,816	14.7%
Margin	28.0%	24.2%
Total Adjusted EBITDA	$453,467	$434,460	4.4%
Margin	43.8%	45.7%

Table 10: Key Operating Metrics (unaudited)

	As of			% Change from
	December 31,	December 31,	September 30,	December 31,	September 30,
Dollars in thousands	2013	2012	2013	2012	2013

Run Rates[1]
Index and ESG products
Subscription	$371,511	$338,006	$360,042	9.9%	3.2%
Asset-based fees	158,305	127,072	146,979	24.6%	7.7%
Index and ESG products total	529,816	465,078	507,021	13.9%	4.5%
Risk management analytics	290,655	262,108	288,452	10.9%	0.8%
Portfolio management analytics	103,125	109,836	104,938	(6.1%)	(1.7%)
Energy and commodity analytics	11,302	13,128	12,493	(13.9%)	(9.5%)
Total Performance and Risk	934,898	850,150	912,904	10.0%	2.4%

Governance	115,482	117,261	112,911	(1.5%)	2.3%
Total Run Rate	$1,050,380	$967,411	$1,025,815	8.6%	2.4%

Subscription total	$892,075	$840,339	$878,836	6.2%	1.5%
Asset-based fees total	158,305	127,072	146,979	24.6%	7.7%
Total Run Rate	$1,050,380	$967,411	$1,025,815	8.6%	2.4%

New Recurring Subscription Sales	$36,145	$29,742	$30,157	21.5%	19.9%
Subscription Cancellations	(23,756)	(28,725)	(16,458)	(17.3%)	44.3%
Net New Recurring Subscription Sales	$12,389	$1,017	$13,699	1,118.2%	(9.6%)
Non-recurring sales	$7,157	$7,443	$4,359	(3.8%)	64.2%

Employees	3,261	2,759	3,123	18.2%	4.4%
% Employees by location
Developed Market Centers	53%	59%	55%
Emerging Market Centers	47%	41%	45%
[1] The Run Rate at a particular point in time represents the forward-looking revenues for the next 12 months from all subscriptions and investment product licenses we currently provide to our clients under renewable contracts or agreements assuming all contracts or agreements that come up for renewal are renewed and assuming then-current currency exchange rates. For any license where fees are linked to an investment product’s assets or trading volume, the Run Rate calculation reflects an annualization of the most recent periodic fee earned under such license or subscription. The December 31, 2012 Run Rate for IPD products was approximated using the trailing 12 months of revenues primarily adjusted for estimates for non-recurring sales, new sales and cancellations. The Run Rate does not include fees associated with “one-time” and other non-recurring transactions. In addition, we remove from the Run Rate the fees associated with any subscription or investment product license agreement with respect to which we have received a notice of termination or non-renewal during the period and determined that such notice evidences the client’s final decision to terminate or not renew the applicable subscription or agreement, even though such notice is not effective until a later date.

Table 11: ETF Assets Linked to MSCI Indexes[1] (unaudited)

	Three Months Ended 2012				Three Months Ended 2013				Year Ended
In Billions	March	June	September	December	March	June	September	December	December 2012	December 2013

Beginning Period AUM in ETFs linked to MSCI Indexes	$301.6	$354.7	$327.4	$363.7	$402.3	$357.3	$269.7	$302.6	$301.6	$402.3
Cash Inflow/Outflow[2]	15.2	0.3	15.2	25.9	(61.0)	(74.4)	12.7	19.4	56.6	(103.3)
Appreciation/Depreciation	37.9	(27.6)	21.1	12.7	16.0	(13.2)	20.2	10.9	44.1	33.9
Period End AUM in ETFs linked to MSCI Indexes	$354.7	$327.4	$363.7	$402.3	$357.3	$269.7	$302.6	$332.9	$402.3	$332.9

Period Average AUM in ETFs linked to MSCI Indexes	$341.0	$331.6	$344.7	$376.6	$369.0	$324.1	$286.2	$321.5	$349.1	$325.0
[1] ETF assets under management calculation methodology is ETF net asset value multiplied by shares outstanding. Source: Bloomberg and MSCI
[2] Cash Inflow/Outflow for the first and second quarter of 2013 includes the migration of $82.8 billion of AUM in 9 Vanguard ETFs and $74.8 billion of AUM in 13 Vanguard ETFs, respectively, that transitioned to other indexes during each quarter.

Table 12: Supplemental Operating Metrics (unaudited)

	Sales & Cancellations
	Three Months Ended 2012				Three Months Ended 2013				Year Ended
In thousands	March	June	September	December	March	June	September	December	December 2012	December 2013
New Recurring Subscription Sales	$33,506	$28,453	$27,164	$29,742	$30,928	$31,133	$30,157	$36,145	$118,865	$128,363
Subscription Cancellations	(13,498)	(17,229)	(19,134)	(28,725)	(16,691)	(16,082)	(16,458)	(23,756)	(78,586)	(72,987)
Net New Recurring Subscription Sales	$20,008	$11,224	$8,030	$1,017	$14,237	$15,051	$13,699	$12,389	$40,279	$55,376

Non-recurring sales	9,338	5,099	3,878	7,443	8,935	6,664	4,359	7,157	25,758	27,115
Total Sales	$42,844	$33,552	$31,042	$37,185	$39,863	$37,797	$34,516	$43,302	$144,623	$155,478

	Aggregate & Core Retention Rates
	Three Months Ended 2012				Three Months Ended 2013				Year Ended
	March	June	September	December	March	June	September	December	December 2012	December 2013
Aggregate Retention Rate[1]
Index and ESG products	94.5%	94.9%	94.0%	90.4%	95.0%	94.0%	94.7%	90.7%	93.4%	93.6%
Risk management analytics	93.9%	90.0%	88.5%	84.4%	93.5%	92.5%	92.3%	87.2%	89.0%	91.4%
Portfolio management analytics	91.9%	84.2%	84.9%	78.0%	81.7%	87.0%	89.1%	88.9%	84.7%	86.7%
Energy & commodity analytics	90.2%	85.5%	76.6%	60.4%	90.1%	86.0%	80.2%	54.5%	78.1%	77.7%

Total Performance and Risk	93.7%	90.9%	89.8%	85.2%	92.4%	92.3%	92.7%	88.5%	89.8%	91.5%

Total Governance	88.7%	92.1%	91.1%	83.6%	90.0%	92.9%	88.5%	90.1%	88.9%	90.4%

Total Aggregate Retention Rate	93.0%	91.0%	90.0%	84.9%	92.1%	92.3%	92.2%	88.7%	89.7%	91.3%

Core Retention Rate[1]
Index and ESG products	94.6%	95.0%	94.0%	90.5%	95.0%	94.1%	94.8%	90.9%	93.5%	93.7%
Risk management analytics	94.0%	92.0%	89.3%	84.4%	93.9%	93.1%	92.3%	87.3%	89.8%	91.6%
Portfolio management analytics	92.2%	87.0%	86.5%	83.6%	82.8%	87.5%	90.3%	90.1%	87.3%	87.7%
Energy & commodity analytics	90.7%	85.5%	77.1%	60.4%	90.1%	86.0%	80.2%	54.5%	78.4%	77.7%

Total Performance and Risk	93.8%	92.2%	90.5%	86.2%	92.7%	92.6%	92.9%	88.8%	90.6%	91.8%

Total Governance	88.7%	92.2%	91.2%	83.8%	90.2%	92.9%	88.5%	90.1%	89.0%	90.4%

Total Core Retention Rate	93.1%	92.2%	90.6%	85.9%	92.4%	92.6%	92.4%	89.0%	90.4%	91.6%
[1] The Aggregate Retention Rates are calculated by annualizing the cancellations for which we have received a notice of termination or non-renewal during the quarter and we have determined that such notice evidences the client’s final decision to terminate or not renew the applicable subscription or agreement, even though such notice is not effective until a later date. This annualized cancellation figure is then divided by the subscription Run Rate at the beginning of the year to calculate a cancellation rate. This cancellation rate is then subtracted from 100% to derive the annualized Retention Rate for the quarter. The Aggregate Retention Rate is computed on a product-by-product basis. Therefore, if a client reduces the number of products to which it subscribes or switches between our products, we treat it as a cancellation. In addition, we treat any reduction in fees resulting from renegotiated contracts as a cancellation in the calculation to the extent of the reduction. For the calculation of the Core Retention Rates the same methodology is used except the amount of cancellations in the quarter is reduced by the amount of product swaps.

Table 13: Reconciliation of Adjusted EBITDA to Net Income (unaudited)

		Three Months Ended December 31, 2013			Three Months Ended December 31, 2012
In thousands		Performance and Risk	Governance	Total	Performance and Risk	Governance	Total
Net Income				$47,257			$54,452
Plus:	Provision for income taxes			37,307			33,863
Plus:	Other expense (income), net			6,807			6,992
Operating income		$88,055	$3,316	$91,371	$90,620	$4,687	$95,307
Plus:	Non-recurring stock-based compensation	-	-	-	342	39	381
Plus:	Depreciation and amortization of property,
	equipment and leasehold improvements	5,025	1,017	6,042	4,028	961	4,989
Plus:	Amortization of intangible assets	11,218	3,542	14,760	12,101	3,320	15,421
Plus:	Strategic review expenses	-	1,821	1,821	-	-	-
Plus:	Lease exit charge	-	-	-	411	58	469
Plus:	Restructuring costs	-	-	-	-	-	-
Adjusted EBITDA		$104,298	$9,696	$113,994	$107,502	$9,065	$116,567

		Year Ended December 31, 2013			Year Ended December 31, 2012
In thousands		Performance and Risk	Governance	Total	Performance and Risk	Governance	Total
Net Income				$222,557			$184,238
Plus:	Provision for income taxes			123,064			105,171
Plus:	Other expense (income), net			25,885			57,527
Operating income		$356,500	$15,006	$371,506	$334,547	$12,389	$346,936
Plus:	Non-recurring stock-based compensation	-	-	-	1,611	170	1,781
Plus:	Depreciation and amortization of property,
	equipment and leasehold improvements	18,288	4,014	22,302	15,165	3,535	18,700
Plus:	Amortization of intangible assets	44,798	13,405	58,203	50,017	13,281	63,298
Plus:	Strategic review expenses	-	1,821	1,821	-	-	-
Plus:	Lease exit charge	(308)	(57)	(365)	3,336	460	3,796
Plus:	Restructuring costs	-	-	-	(32)	(19)	(51)
Adjusted EBITDA		$419,278	$34,189	$453,467	$404,644	$29,816	$434,460

Table 14: Reconciliation of Adjusted Net Income and Adjusted EPS to Net Income and EPS (unaudited)

		Three Months Ended			Year Ended
		December 31,	December 31,	September 30,	December 31,	December 31,
In thousands, except per share data		2013	2012	2013	2013	2012
Net Income		$47,257	$54,452	$55,310	$222,557	$184,238
Plus:	Non-recurring stock-based compensation	-	381	-	-	1,781
Plus:	Amortization of intangible assets	14,760	15,421	14,448	58,203	63,298
Plus:	Debt repayment and refinancing expenses	1,405	-	-	1,405	20,639
Plus:	Strategic review expenses	1,821	-	-	1,821	-
Plus:	Lease exit charge	-	469	-	(365)	3,796
Plus:	Restructuring costs	-	-	-	-	(51)
Less:	Income tax effect	(7,591)	(6,556)	(5,172)	(21,742)	(32,510)

Adjusted net income		$57,652	$64,167	$64,586	$261,879	$241,191

Diluted EPS		$0.39	$0.44	$0.46	$1.83	$1.48
Plus:	Non-recurring stock-based compensation	-	-	-	-	0.01
Plus:	Amortization of intangible assets	0.12	0.12	0.12	0.48	0.51
Plus:	Debt repayment and refinancing expenses	0.01	-	-	0.01	0.17
Plus:	Strategic review expenses	0.02	-	-	0.01	-
Plus:	Lease exit charge	-	-	-	-	0.03
Plus:	Restructuring costs	-	-	-	-	-
Less:	Income tax effect	(0.06)	(0.04)	(0.05)	(0.17)	(0.26)
Adjusted EPS		$0.48	$0.52	$0.53	$2.16	$1.94

CONTACT:
MSCI Inc.
W. Edings Thibault, MSCI, New York + 1.212.804.5273
or
Media Inquiries:
Jo Morgan, MSCI, London + 44.20.7618.2224
W. Edings Thibault, MSCI, New York + 1.212.804.5273
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